[Retail]

Exhibit 8(q)(4)

Schedule A Revision 8-3-2015 (Oppenheimer)

[Retail]

PARTICIPATION AGREEMENT

Between

OPPENHEIMERFUNDS DISTRIBUTOR, INC.

And

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

Dated

October 11, 2002

SCHEDULE A

Revised August 3, 2015

SEPARATE ACCOUNTS

Merrill Lynch Life Variable Annuity Separate Account D

CONTRACTS

Merrill Lynch IRA Annuity

Merrill Lynch Investor Choice Annuity (IRA Series)

FUNDS

Oppenheimer Capital Appreciation Fund – Class A

Oppenheimer Fundamental Alternatives Fund – Class A

Oppenheimer Global Fund – Class A

Oppenheimer Main Street Fund® - Class A

Oppenheimer Main Street Mid Cap Fund® - Class A

F-2